Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurack@synnex.com

SYNNEX Corporation Reports 2007 Second Quarter Results

FREMONT, CA — June 25, 2007 — SYNNEX Corporation (NYSE: SNX), a business process services company, today announced financial results for the second quarter ended May 31, 2007.

For the second quarter of fiscal 2007, revenues increased by 11% to $1.68 billion compared to $1.51 billion for the quarter ended May 31, 2006. Net income for the second quarter increased by 30% to $14.7 million, or $0.45 per share, compared with $11.3 million, or $0.36 per share in the prior year quarter.

“Our second quarter results mark a significant milestone on the road to evolving our business model from a traditional broad line distributor to a leading business process services company,” said Robert T. Huang, President and Chief Executive Officer. “The strategic acquisitions we have made over the past year to enhance our solutions offerings and our continued relentless focus on operational efficiencies in our core distribution service should further enable, and help accelerate, our goal to reach a double digit return on invested capital.”

Second Quarter Financial Highlights:

•	Income from operations was $25.8 million, or 1.53% of revenues, versus $22.4 million, or 1.48% of revenues in the prior year quarter.

•	Second quarter depreciation and amortization were $2.4 million and $1.7 million, respectively.

•	Second quarter capital expenditures were $15.5 million, which includes $12.5 million for the purchase of a new logistics facility in Guelph, Canada.

•	On April 5, 2007, the Company acquired controlling interest in China Civilink (Cayman), which operates under the name of HiChina Web Solutions, for $30.0 million.

•

On May 1, 2007, the Company completed the acquisition of substantially all of the assets of the Redmond Group of Companies (RGC) for approximately $40.0 million, which includes $9.0 million of assumed debt.

•	Combined revenue results from the two acquisitions was approximately $16.0 million for the quarter. There was a negligible impact to the Company’s reported net income from these acquisitions.

•

Off-balance sheet borrowings under the Company’s accounts receivable securitization program totaled approximately $83.5 million as of May 31, 2007, compared to $289.7 million for the quarter ended May 31, 2006. During the first quarter of 2007, the Company amended the terms of its U.S. accounts receivable securitization. The amended U.S. arrangement requires the Company to account for this transaction as an on-balance sheet borrowing, leaving only the SYNNEX Canada accounts receivable securitization as off-balance sheet borrowing.

As a result of recent acquisitions, the dependency and integrated nature of the Company’s distribution and assembly services, how the Company assesses its service offerings, and a review of the appropriate generally accepted accounting principles, the Company has deemed that its business process service offerings constitute one reportable segment. This external reporting will be reflective in the Company’s interim financial statements for the second quarter of fiscal 2007.

Third Quarter Fiscal 2007 Outlook:

The following statements are based on the Company’s current expectations for the third quarter of fiscal 2007. These statements are forward-looking and actual results may differ materially.

•	Revenues are expected to be in the range of $1.70 billion to $1.75 billion.

•	Net income is expected to be in the range of $14.5 million to $15.2 million.

•	Earnings per share are expected to be in the range of $0.44 to $0.46.

The calculation of earnings per share for the third quarter of fiscal 2007 is based on an approximate weighted-average diluted share count of 33.0 million.

On March 9, 2007, SYNNEX Canada completed the purchase, for approximately $12.5 million, of a logistics facility in Guelph, Canada where it will consolidate certain of its existing Canada logistics facilities. Within the reported results of the second quarter of fiscal 2007, the Company incurred approximately $0.01 on an earnings per share basis in additional costs to operate the new and existing facilities. The Company expects to incur a similar amount of expense over the next quarter until the integration is complete. This amount is factored into the preceding third quarter outlook.

In addition, the Company anticipates incurring restructuring and other non-recurring costs of approximately $1.0 to $1.5 million to complete the integration of the RGC acquisition and facilities consolidation at its Canadian operations. This amount is expected to be incurred in the third quarter of fiscal 2007 and is not included in the Company’s third quarter outlook provided above.

Conference Call and Webcast

SYNNEX will be discussing its financial results and outlook on a conference call today at 2:00 p.m. (PDT). A webcast of the call will be available at http://ir.synnex.com. The conference call can be accessed by dialing 866-261-3330 in North America or 703-639-1224 outside North America. The confirmation code for the call is 1099546. A replay of the conference call will be available at http://ir.synnex.com approximately two hours after the conference call has concluded and will be archived until July 9, 2007.

About SYNNEX

Founded in 1980, SYNNEX Corporation, a Fortune 500 company, is a business process services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX offers product distribution, logistics services, business process outsourcing and contract assembly. Additional information about SYNNEX may be found online at www.synnex.com.

Safe Harbor Statement

Statements in this press release regarding SYNNEX Corporation, which are not historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. These statements, including statements regarding our goal to reach a double digit return on invested capital, expectations of our revenues, net income and earnings per share for the third quarter of fiscal 2007, change in our segment reporting, the consolidation of our Canadian facilities, and the related expenses and impact on our earnings per share, and the impact of integrating RGC, and the related expenses and the timing of these expenses are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions and any weakness in IT spending; the loss or consolidation of one or more of our significant OEM suppliers or customers; market acceptance and product life of the products we assemble and distribute; competitive conditions in our industry and their impact on our margins; pricing, margin and other terms with our OEM suppliers; variations in our levels of excess inventory and doubtful accounts and changes in the terms of OEM supplier-sponsored programs; changes in our costs and operating expenses; changes in foreign currency exchange rates; risks associated with our international operations; uncertainties and variability in demand by our reseller and contract assembly customers; supply shortages or delays; any termination or reduction in our floor plan financing arrangements; credit exposure to our reseller customers, and negative trends in their businesses; any future incidents of theft; risks associated with our contract assembly business; risks associated with the consolidation and integration of our recent acquisitions and other risks and uncertainties detailed in our Form 10-Q for the fiscal quarter ended February 28, 2007 and from time to time in our SEC filings. Statements included in this press release are based upon information known to SYNNEX Corporation as of the date of this release, and SYNNEX Corporation assumes no obligation to update information contained in this press release.

Copyright 2007 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo, and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation

SYNNEX Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	May 31, 2007	November 30, 2006
Assets
Current assets:
Cash and cash equivalents	$37,814	$27,881
Short-term investments	15,494	13,271
Accounts receivable, net	552,095	363,437
Receivable from vendors, net	96,580	95,080
Receivable from affiliates	8,564	1,855
Inventories	569,993	594,642
Deferred income taxes	16,183	17,994
Current deferred assets	14,704	13,990
Other current assets	16,166	9,887

Total current assets	1,327,593	1,138,037

Property and equipment, net	58,246	36,698
Goodwill and intangible assets, net	118,593	48,588
Deferred income taxes	6,833	6,716
Long-term deferred assets	120,612	139,111
Other assets	17,156	13,584

Total assets	$1,649,033	$1,382,734

Liabilities and Stockholders’ Equity
Current liabilities:
Borrowings under securitization, term loans and lines of credit	$247,235	$50,834
Accounts payable	505,230	462,480
Payable to affiliates	62,182	89,831
Accrued liabilities	91,697	81,818
Current deferred liabilities	36,047	29,516
Income taxes payable	13,578	6,693

Total current liabilities	955,969	721,172

Long-term borrowings	47,958	47,967
Long-term liabilities	12,183	10,131
Long-term deferred liabilities	76,800	90,686
Deferred income taxes	1,311	1,232

Total liabilities	1,094,221	871,188

Minority interest in subsidiary	656	—

Stockholders’ equity:
Preferred stock	—	—
Common stock	31	30
Additional paid-in-capital	188,386	181,188
Accumulated other comprehensive income	20,864	13,999
Retained earnings	344,875	316,329

Total stockholders’ equity	554,156	511,546

Total liabilities and stockholders’ equity	$1,649,033	$1,382,734

SYNNEX Corporation

Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended May 31, 2007	Three Months Ended May 31, 2006	Six Months Ended May 31, 2007	Six Months Ended May 31, 2006

Revenue	$1,684,808	$1,511,701	$3,273,084	$3,013,436

Cost of revenue	1,600,563	1,443,353	3,114,415	2,880,078

Gross profit	84,245	68,348	158,669	133,358

Selling, general and administrative expenses	58,433	45,952	107,914	88,715

Income from operations before non-operating items and income taxes	25,812	22,396	50,755	44,643

Interest expense and finance charges, net	3,695	4,340	6,753	10,192
Other (income) expense, net	(904)	482	(1,062)	209

Income from operations before income taxes	23,021	17,574	45,064	34,242

Provision for income taxes	8,288	6,257	16,456	12,242
Minority interest in subsidiary	62	—	62	—

Net income	$14,671	$11,317	$28,546	$22,000

Diluted earnings per share	$0.45	$0.36	$0.88	$0.70

Diluted weighted-average common shares outstanding	32,657	31,600	32,559	31,477